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Exhibit 99.1

NEWS RELEASE
	Contacts:	Matt Assiff, SVP & CFO Copano Energy, LLC 713-621-9547
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com Jack Lascar / jlascar@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. UNITS BEGIN TRADING ON NASDAQ

        HOUSTON—November 9, 2004—Copano Energy, L.L.C. ("Copano" or the "Company") (NASDAQ: CPNO) announced today that it has priced its initial public offering of 5,000,000 common units at a price of $20.00 per unit.

        Copano anticipates that the common units will begin trading today on The NASDAQ National Market under the symbol CPNO. The initial public offering is being led by RBC Capital Markets and co-managed by KeyBanc Capital Markets, a Division of McDonald Investments Inc., and Sanders Morris Harris.

        The initial public offering of 5,000,000 common units represents a 47.36% interest in Copano. Copano has granted the underwriters a 30-day option to purchase up to an additional 750,000 common units to cover over-allotments, if any. Copano will use the net proceeds of the initial public offering to redeem outstanding redeemable preferred units from investment partnerships managed by EnCap Investments, L.L.C. and Credit Suisse Private Equity, repay indebtedness and pay remaining offering expenses. Copano will use the net proceeds from any exercise of the underwriters' over-allotment option to redeem common units, on a pro rata basis, from investment partnerships managed by EnCap Investments, L.L.C. and Credit Suisse Private Equity.

        Affiliates of Copano's management will retain a 21.36% interest in Copano. Investment funds managed by EnCap Investments, L.L.C. and Credit Suisse Private Equity, will each retain a 15.64% interest in Copano, assuming no exercise of the underwriters' over-allotment option.

        Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate transmission pipelines and natural gas processing assets in the Texas Gulf Coast region.

        This press release is not an offer to sell, nor the solicitation of any offer to buy, any securities. Any offer will be made by means of the prospectus. A copy of the prospectus relating to these securities may be obtained, when available, from RBC Capital Markets Corporation, Dain Rauscher Plaza, 60 South 6th Street, Minneapolis, MN 55402, Attn: Syndicate Department, Phone: (612) 371-2818.

        This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company's actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano's Securities and Exchange Commission filings.

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  Exhibit 99.1